Exhibit 2.1.1
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on this 1st day of April, 2026 by and among Middlesex Water Company, a New Jersey corporation (“Middlesex”) and Pinelands Water Company, a New Jersey corporation (“Pinelands Water”), and Pinelands Wastewater Company (“Pinelands Wastewater”), a New Jersey corporation. Middlesex, Pinelands Water and Pinelands Wastewater are sometimes referred to herein each as a “Party” and together as the “Parties”.

RECITALS:
WHEREAS, Middlesex is a corporation duly organized and validly existing under the laws of the State of New Jersey, providing public water service in various municipalities throughout the State of New Jersey and is regulated as a public utility company in New Jersey; and
WHEREAS, Pinelands Water is a corporation duly organized and validly existing under the laws of the State of New Jersey, providing public water service in Southampton Township, Burlington County in the State of New Jersey and is regulated as a public utility company in New Jersey; and
WHEREAS, Pinelands Wastewater is a corporation duly organized and validly existing under the laws of the State of New Jersey, providing public wastewater service in Southampton Township, Burlington County in the State of New Jersey and is regulated as a public utility company in New Jersey; and
WHEREAS, Middlesex is the sole shareholder of Pinelands Water and and Pinelands Wastewater; and
WHEREAS, the Parties have agreed upon a plan for Pinelands Water and Pinelands Wastewater to merge with and into Middlesex, with Middlesex as the surviving entity (the “Merger”); and
WHEREAS, the Boards of Directors of Middlesex, Pinelands Water and Pinelands Wastewater has each adopted and approved this Agreement; and
WHEREAS, the respective Boards of Directors of Middlesex, Pinelands Water and Pinelands Wastewater have each deemed it advisable and in the best interests of their respective stockholders to consummate the merger provided for herein;
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
THE MERGER
    1.1    The Merger.    At the “Effective Time” (as defined in Section 1.2 below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the New Jersey Business Corporation Act (the “BCA”) (N.J.S.A. §14A:1.1 et seq.), Pinelands Water and Pinelands Wastewater shall be merged with and into Middlesex, the separate corporate existence of Pinelands Water and Pinelands Wastewater shall cease, and Middlesex shall continue as the surviving corporation. Middlesex, as the surviving corporation after the Merger, is hereinafter sometimes refereed to as the “Surviving Corporation.” The Merger shall have the effects set forth in this Agreement and in the BCA.
    1.2    Effective Time; Closing. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of New jersey, and the Department of the Treasurer, Division of Revenue, of the State of New Jersey in the form attached hereto as Exhibit A (the “Certificate of Merger”) as soon as practicable. The time of the filing of the Certificate of Merger, or such later time as may be specified in the Certificate of Merger, shall be the “Effective Time.” The date on which the Closing shall occur is referred to herein as the “Closing Date.”
    1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property rights, immunities, privileges, powers and franchises of each of Pinelands Water and Pinelands Wastewater shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of Pinelands Water and Pinelands Wastewater shall become the debts, liabilities and duties of the Surviving Corporation.
    1.4    Certificate of Incorporation.    The Certificate of Incorporation of Middlesex (the “Certificate of Incorporation”) as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.
    1.5    By-Laws. The By-Laws of Middlesex (the “Certificate of Incorporation”) as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.
    1.6    Directors and Officers. The initial directors and officers of the Surviving Corporation shall be the directors and officers of Middlesex, until their respective successors are duly elected or appointed and qualified in accordance with the Surviving Corporation’s Certificate of Incorporation and By-Laws.
    1.7    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, all of the capital stock of each of Pinelands Water and Pinelands Wastewater shall be cancelled, and the capital stock of Middlesex shall remain unaffected.
    1.8    Taking of Necessary Action; Further Action.     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession of all assets, property, rights, privileges, powers and franchises of Pinelands Water and Pinelands Wastewater, the officers and directors of the Surviving Corporation are authorized and directed to take all such lawful and necessary action.

ARTICLE 2
CONDITIONS PRECEDENT TO CLOSING
    2.1    Approvals.    Middlesex shall have received evidence, in form and substance reasonably satisfactory to the counsel for Middlesex, that all material consents, waivers, releases, authorizations, approvals, licenses, certificates, permits and franchises of all persons, entities and governmental bodies (including the New Jersey Board of Public Utilities) as may be necessary to lawfully consummate the merger contemplated by this Agreement and for Middlesex to carry on and continue the business of Pinelands Water and Pinelands Wastewater as they are now conducted have been obtained.

ARTICLE 3
TERMINATION
    3.1    Termination; Written Notice. This Agreement may be terminated by any Party at any time, for any reason. In the event of termination or abandonment by any Party, written notice shall forthwith be given to each other Party and no Party shall have any liability to the other hereunder except such liability as may arise as a result of a breach hereof.

ARTICLE 4
GENERAL PROVISIONS
    4.1    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey, without giving effect to any choice of law or conflict provision or rule (whether the State of New Jersey or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New Jersey to be applied.

    4.2    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and assigns.
    4.3    Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, constitute the entire agreement among the Parties with respect to the subject matter hereof and superseded all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
    4.4    Definitions; References. Terms defined in this Agreement in the singular have a correlative meaning when used in the plural and vice versa. Unless otherwise indicated, references in this Agreement to Articles, Sections, Subsections, Exhibits and Schedules are to Articles, Sections, Subsections, Exhibits and Schedules of this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first written above.

MIDDLESEX WATER COMPANY

By:    /s/ Nadine Leslie
Name:     Nadine Leslie
Title:     President and Chief Executive Officer

PINELANDS WATER COMPANY

By:    /s/ Robert K. Fullagar
Name:     Robert K. Fullagar
Title:     President

PINELANDS WASTEWATER COMPANY

By:    /s/ Robert K. Fullagar
Name:     Robert K. Fullagar

Title:     President